UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  December 1, 2008

VISUAL MANAGEMENT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-133936 (Commission File Number)	68-0634458 (IRS Employer Identification Number)
1000 Industrial Way North, Suite C Toms River, New Jersey 08755 (Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (732) 281-1355

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act(17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act(17 CFR 240.13e-4 (c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 1, 2008 Visual Managements Systems, Inc.’s (the “Company”) first monthly redemption of principal for its 5% Senior Secured Convertible Debentures issued to private investors in November 2007 (the “Debentures”) became due.  A subsequent redemption also came due on January 1, 2009.  Each of these monthly redemption amounts totals $208,333.33 and have not been paid by the Company.  Additional redemption payments will also come due on the first day of each calendar month for the next 16 months.

A quarterly interest payment owed by the Company to the holders of the Debentures in the amount of $46,875 also came due on January 1, 2009, and was also not paid by the Company.

Non-payment of these amounts may be considered default events under the relevant agreements between the Company and holders of the Debentures, but no formal notice of default or request for remedies in the case of default have been issued to the Company by the holders of the Debentures.  As a result of default, the holders of the Debentures have the right to demand payment of $4,875,000 (representing 130% of the principal amount of the Debentures currently outstanding), as well as all accrued and unpaid interest.  The Company continues to communicate with the holders of the Debentures and is seeking a resolution to the default situation.

The Company has not made a series of scheduled payments of amounts due to Intelligent Digital Systems, LLC (“IDS”) as part of the Company’s purchase of substantially all of IDS’s assets in April 2008, nor has the Company made a series of payments due as part of a related consulting agreement between the Company and IDS’s sole member Jay Russ, a former member of the Company’s board of directors.  The Company is currently past due on $24,000 in payments owed to IDS, and past due to Jay Russ for consulting fees as of January 20, 2009 of $43,750.

Non-payment of these amounts may be considered default events under the relevant agreements between the Company and IDS and the consulting agreement with Mr. Russ, but no formal notice of default or request for remedies in the case of default have been issued to the Company by IDS or Mr. Russ.  As a result of default, IDS is entitled to demand payment of the entire $1,544,000 principal amount of the note issued to IDS as primary compensation for its assets and all accrued and unpaid interest thereon, and Mr. Russ has the right to demand payment of the aggregate $ 206,250 remaining due under the consulting agreement.

On June 10, 2008, the Company issued a promissory note (the "Note") in the principal amount of $267,192, with an interest rate of 10% per annum, to a pension plan formed for the benefit of Jay Russ.  Pursuant to its terms, the Note came became due on December 10, 2008, but was not paid by the Company.  The Company and Jay Russ have entered into no agreement as to any modification of the terms of the Note, including a revised date of maturity, and an anticipated date when the Company will be able to make full payment on the Note is currently unknown.

Item 3.02	Unregistered Sale of Equity Securities

On January 16, 2009, the Company issued 150,000 shares of its common stock to J.H. Darbie and Co.. (“Darbie”) as compensation to Darbie for investor relations services offered to the Company pursuant to a Strategic Alliance Agreement between the Company and Darbie.  The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, in making such issuance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Visual Management Systems, Inc. (Registrant)

Dated: January 23, 2009	By:	/s/ Jason Gonzalez
Name:Jason Gonzalez
Title:President and Chief Executive Officer